                                                                    Exhibit 99.1
Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp.  Invests $10 Million in International  Resource
Partners LP

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - June 13, 2007 - Tortoise  Capital  Resources Corp.  (NYSE:
TTO) today announced that it has invested $10 million in International  Resource
Partners LP, a new partnership  formed by Lightfoot  Capital  Partners,  LP. The investment represents the purchase of common units in the partnership.

International  Resource Partners LP acquired International  Resources,  LLC, the
coal  subsidiary  of  International  Industries,   Inc.  The  company's  initial
acquisition  of surface and  underground  coal mine  operations in southern West
Virginia is comprised of metallurgical  and steam coal reserves,  a coal washing and  preparation  plant,  rail  load-out  facilities  and a sales and  marketing subsidiary.

"Lightfoot  Capital has chosen an excellent  platform to grow its coal  assets,"
said Tortoise  Capital  Resources'  President,  Ed Russell.  "And we believe the existing  management  team will help to facilitate  that growth while  providing investors with attractive returns."

Tortoise Capital Resources Corp. has invested (excluding short-term investments)
approximately  $112.7 million,  including equity investments in twelve portfolio companies of approximately  $103.9 million and debt investments in two portfolio companies of approximately $8.8 million.

About Tortoise Capital Resources Corp.
Tortoise  Capital  Resources  Corp.  invests  primarily  in  privately-held  and micro-cap public companies  operating in the midstream and downstream  segments, and to a lesser extent the upstream  segment of the U.S.  energy  infrastructure sector.  Tortoise Capital  Resources Corp. seeks to provide  stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer  in the  capital  markets  for  master  limited  partnership  (MLP)
investment  companies and a leader in closed-end  funds and  separately  managed accounts  focused on the energy  sector.  As of May 31,  2007,  the  adviser had approximately  $2.9  billion of energy  infrastructure  investment  assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy,  nor  shall  there  be  any  sale  of  these  securities  in any  state  or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

          10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 |
          p: 913.981.1020 | f: 913.981.1021 | www.tortoiseadvisors.com